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                                   EXHIBIT 3.4

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

        INNOVATIVE TRACKING SOLUTIONS CORPORATION, A DELAWARE CORPORATION


                               DATED JULY 28, 1999

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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/28/1999
991310429 - 2659172

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                    INNOVATIVE TRACKING SOLUTIONS CORPORATION
                    -----------------------------------------

INNOVATIVE TRACKING SOLUTIONS CORPORATION, a corporation organized and existing under and by virtue of the general corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST:   That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

        RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

         FIRST:   The name of this corporation shall be:

                           thehealthchannel.com, Inc.

         SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the general Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Dianna Cleveland, this twenty-eighth day of July A.D. 1999.


                                     /s/  Dianna Cleveland, President